Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

April 25, 2005	Contact:	Helen W. Cornell
Vice President, Finance and CFO
(217) 228-8209

GARDNER DENVER, INC. REPORTS RECORD FIRST QUARTER
DILUTED EARNINGS PER SHARE OF $0.50:

First Quarter Revenues Increase 55% and Total Segment Operating Earnings Increase 83%
Compared to the Previous Year

QUINCY, IL, (April 25, 2005) – Gardner Denver, Inc. (NYSE: GDI) announced that revenues and net income for the three months ended March 31, 2005 were $238.8 million and $10.3 million, respectively. These results represent an 83% improvement in total segment operating earnings and 57% increase in net income on a 55% increase in revenues, as compared to the first quarter of the previous year. These increases were primarily a result of the September 2004 acquisition of Nash Elmo and continued improvement in demand for pumps used in oil and natural gas well drilling and stimulation.

CEO’s Comments Regarding Results
“Our year began with a very strong first quarter, both in terms of demand and financial results. In fact, diluted earnings per share of $0.50 represents a record first quarter for us. Organic revenue growth, excluding the Nash Elmo acquisition and the effect of changes in foreign currency rates, exceeded 12% for the first quarter, compared to the previous year. Orders grew faster than shipments, resulting in increasing backlog across most product lines. Total segment operating earnings as a percentage of revenues (operating margins) increased to 7.6% for the three months ended March 31, 2005, compared to 6.4% for the comparable period of 2004, a 120 basis point improvement. We continue to see strong demand from many end markets served by our Fluid Transfer Products segment, primarily due to elevated energy prices. These favorable conditions have led to increased orders and shipments of pumps and related aftermarket parts used in oil and natural gas exploration and well servicing applications. Demand for blowers used in the transportation market segment, for dry and liquid bulk conveyance, also remains strong. Additionally, we have begun to see improving demand in end markets for many of our industrial products, such as water jetting systems, compressors and some engineered packages containing centrifugal blowers and liquid ring pumps,” stated Ross Centanni, Chairman, President and CEO.

“We believe the integration of the Syltone acquisition is substantially complete. In March 2005, we divested another small, non-core operation that was acquired with Syltone. We anticipate that there are opportunities to generate synergistic benefits via facility and product rationalization, sales channel leverage and material cost reductions through further integration of Nash Elmo into the Gardner Denver business platform. These integration efforts are on plan, with a primary focus on systems integration at present. We expect to close the acquisition of Thomas Industries within the next two to four months, subject to Thomas Industries’ shareholder approval, regulatory approvals in Europe and other customary conditions.”

“Capital has been invested in integrating businesses onto our common enterprise resource planning system, introducing new products to market, and improving our operations. In the three months of 2005, we had capital expenditures of approximately $5 million, and we expect total capital expenditures for the year to be approximately $22 million to $24 million, excluding Thomas Industries. Cash used in operating activities was $12.1 million in the first quarter of 2005, compared to cash provided of $3.5 million in the comparable period of 2004. This change is primarily a result of higher operating working capital needs due to increased activity levels and timing of payments, partially offset by higher net income. Days sales outstanding, inventory turnover and debt to total capital improved slightly during the period.”

Outlook
Looking forward, Mr. Centanni stated, “Given the current economic environment, as well as our existing backlog and recent order trends, we expect diluted earnings per share (DEPS) to be approximately $0.55 to $0.65 for the second quarter of 2005 and $2.35 to $2.55 for the year (an increase from our previous expectation of $2.15 to $2.40 DEPS), before any dilution from the anticipated equity offering and excluding any potential impact from the planned acquisition of Thomas Industries. This guidance now includes approximately $0.44 to $0.48 DEPS in 2005 from our most recent acquisition, Nash Elmo, approximately $0.06 DEPS better than our previously communicated expectation. The remaining improvement in the Company’s earnings guidance, compared to previous expectations, is primarily due to increased demand for drilling and well stimulation pumps and the delay of expensing stock options. As allowed by a recent Securities and Exchange Commission announcement, the Company plans to defer the adoption of the new accounting rule requiring the expensing of stock options until January 1, 2006. The Company had previously expected to be required to adopt this new accounting rule in 2005, which would have resulted in a $0.03 to $0.05 reduction to DEPS in the second half of the year.”

First Quarter Results
Revenues increased $84.4 million (55%) to $238.8 million for the three months ended March 31, 2005, compared to the same period of 2004. This increase was primarily due to the Nash Elmo acquisition, which contributed $62.4 million in revenues. Increased shipments of drilling and well stimulation pumps, compressors and blowers, combined with changes in currency exchange rates and price increases, also contributed to this improvement.

For the three months ended March 31, 2005, revenues for the Compressor and Vacuum Products segment increased $69.7 million (57%) to $192.7 million, compared to the same period of 2004. This increase was primarily due to the acquisition of Nash Elmo. Higher volumes of compressor and blower shipments in the U.S., Europe and China, changes in currency exchange rates and price increases also contributed to this increase. Fluid Transfer Products segment revenues increased $14.7 million (47%) to $46.1 million for the three months ended March 31, 2005, compared to the same period of 2004. This increase was primarily due to increased shipments of drilling and well stimulation pumps, water jetting systems and related aftermarket parts, as well as price increases.

Backlog for the businesses that existed prior to the acquisition of Nash Elmo increased over 66% as of March 31, 2005, compared to March 31, 2004. The Nash Elmo acquisition, which was completed in September of 2004, contributed another $96.5 million to the increase in backlog compared to the previous year. Orders for compressor and vacuum products for the three-month period of 2005 increased by $5.2 million for the businesses that existed prior to the acquisition, representing growth of 4% compared to the previous year. Orders for fluid transfer products increased more than $39.0 million (107%) in the three-month period, compared to the previous year, driving a corresponding 167% increase in backlog for this segment, as a result of increased demand in almost all major product lines.

Gross margin (defined as revenues less cost of sales) for the three months ended March 31, 2005 increased $27.9 million (56%) to $77.8 million compared to the same period of 2004, primarily due to the increase in revenues. Gross margin as a percentage of revenues (gross margin percentage) increased to 32.6% in the three-month period of 2005 from 32.3% in the same period of 2004 due to the acquisition of Nash Elmo, which had a higher gross margin percentage than the Company’s previously existing businesses, and due to increased volume in both segments. As volume increases, the Company realizes benefits through the related positive impact of increased leverage of fixed and semi-fixed costs over a higher revenue base. These positive factors were partially offset by higher material costs due to surcharges on castings and other components stemming from increases in scrap iron and other metal prices.

Depreciation and amortization for the three months ended March 31, 2005 increased $2.1 million (42%) to $7.3 million, compared to the same period of 2004, primarily due to the Nash Elmo acquisition.

Selling and administrative expenses increased $17.5 million (50%) in the three-month period of 2005 to $52.4 million, compared to the same period of 2004, primarily due to the acquisition of Nash Elmo (approximately $15.5 million). Higher compensation and fringe benefit costs and changes in currency exchange rates also contributed to this increase.

The Compressor and Vacuum Products segment generated operating earnings (defined as revenues, less cost of sales, depreciation and amortization, and selling and administrative expenses) as a percentage of revenues of 7.0% in the three-month period ended March 31, 2005, an increase from 6.7% for the same period of 2004. This increase was primarily attributable to the addition of Nash Elmo and the positive impact of increased leverage of the segment’s costs over a higher revenue base, partially offset by higher material costs and compensation and fringe benefit expense.

The Fluid Transfer Products segment generated operating earnings as a percentage of revenues of 10.1% for the three-month period ended March 31, 2005, compared to 5.1% in the same period of 2004. This increase is primarily due to the positive impact of increased leverage of the segment’s costs over a higher revenue base and favorable sales mix as a result of increased drilling pump shipments. These factors were partially offset by higher material costs.

Interest expense increased $2.0 million (99%) to $4.0 million for the three months ended March 31, 2005, compared to the same period of 2004, due to higher average borrowings stemming from the Nash Elmo acquisition and higher average rates. The average interest rate for the three-month period ended March 31, 2005 was 5.1% compared to 4.4% in the comparable prior year period.

The provision for income taxes increased by $1.0 million to $4.4 million for the three-month period of 2005, compared to the prior year period, as a result of the higher pretax income, partially offset by a lower effective tax rate. The Company’s effective tax rate for the three months ended March 31, 2005 decreased to 30% compared to 34% in the prior year period, principally due to a higher proportion of earnings derived from lower taxed non-U.S. jurisdictions and other tax planning initiatives.

Net income for the three months ended March 31, 2005 increased $3.7 million (57%) to $10.3 million ($0.50 DEPS), compared to $6.6 million ($0.39 DEPS) in same period of 2004. This increase was primarily attributable to the acquisition of Nash Elmo, which contributed approximately $0.10 DEPS, increased shipments as a result of improving demand in certain end markets and a lower effective tax rate in 2005. In 2004, a non-recurring $1.2 million foreign currency transaction gain, related to the appreciation of U.S. dollar borrowings that were converted to British pounds prior to being used to consummate the Syltone acquisition, was included in other income, net. This transaction gain contributed approximately $0.05 to DEPS in the prior year. The operational improvement in DEPS in 2005 was also partially offset by a $0.08 effect from the stock offering completed in March 2004.

Cautionary Statement Regarding Forward-Looking Statements
All of the statements in this release, other than historical facts, are forward-looking statements made in reliance upon the safe harbor of the Private Securities Litigation Reform Act of 1995, including, without limitation, the statements made under the “CEO’s Comments Regarding Results” and “Outlook” sections. As a general matter, forward-looking statements are those focused upon anticipated events or trends and expectations and beliefs relating to matters that are not historical in nature. Such forward-looking statements are subject to uncertainties and factors relating to the Company’s operations and business environment, all of which are difficult to predict and many of which are beyond the control of the Company. These uncertainties and factors could cause actual results to differ materially from those matters expressed in or implied by such forward-looking statements.

The following uncertainties and factors, among others, could affect future performance and cause actual results to differ materially from those expressed in or implied by forward-looking statements: (1) the ability to complete the Thomas Industries acquisition, including, without limitation, the ability to satisfy various conditions, such as the receipt of governmental and third party consents; (2) the ability of, and the speed with which, the Company is able to integrate the Thomas Industries acquisition and realize anticipated cost savings, synergies and revenue enhancements; (3) the risk that the Company may incur significant cash integration costs to achieve any such cost savings; (4) the risks associated with incurring substantial additional indebtedness in completing the Thomas Industries acquisition, including reduced liquidity for working capital and other purposes, increased vulnerability to general economic conditions and floating interest rates, and reduced financial and operating flexibility due to increased covenant and other restrictions in the Company’s credit facilities and indentures; (5) the Company’s exposure to economic downturns and market cyclicality, particularly the domestic and/or worldwide level of oil and natural gas prices and oil and gas drilling and production, which affect demand for the Company’s petroleum products, and domestic and/or worldwide industrial production and industrial capacity utilization rates, which affect demand for the Company’s compressor and vacuum products; (6) the risks associated with intense competition in the Company’s markets, particularly the pricing of the Company’s products; (7) the risks of large or rapid increases in raw material costs or substantial decreases in their availability, and the Company’s dependence on particular suppliers, particularly iron casting and other metal suppliers; (8) the Company’s ability to continue to identify and complete other strategic acquisitions and effectively integrate such acquisitions to achieve desired financial benefits; (9) economic, political and other risks associated with the Company’s international sales and operations, including changes in currency exchange rates (primarily between the U.S. dollar, the euro and the British pound); (10) the risks associated with pending asbestos and silicosis personal injury lawsuits, as well as other potential product liability and warranty claims due to the nature of the Company’s products; (11) the risks associated with environmental compliance costs and liabilities; (12) the ability to attract and retain quality management personnel; (13) the ability to avoid employee work stoppages and other labor difficulties; (14) the risks associated with defending against potential intellectual property claims and enforcing intellectual property rights; (15) market performance of pension plan assets and changes in discount rates used for actuarial assumptions in pension and other postretirement obligation and expense calculations; (16) the risk of possible future charges if the Company determines that the value of goodwill or other intangible assets has been impaired; and (17) changes in laws and regulations, including accounting standards, tax requirements and interpretations or guidance related to the American Jobs Creation Act of 2004.

The Company does not undertake, and hereby disclaims, any duty to update these forward-looking statements, even though its situation and circumstances may change in the future.

Comparisons of the financial results for the three-month periods ended March 31, 2005 and 2004 follow.

Gardner Denver will broadcast its conference call to discuss first quarter earnings on Monday, April 25, 2005 at 10:30 a.m. Eastern, through a live webcast. This free webcast will be available in listen-only mode and can be accessed, for up to ninety days following the call, through the Investor Relations page on the Gardner Denver website (www.gardnerdenver.com) or on CCBN’s website (www.fulldisclosure.com).

Gardner Denver, with 2004 revenues of $740 million ($896 million on a pro forma basis including the acquisition of Nash Elmo, which was completed in September 2004), is a leading worldwide manufacturer of reciprocating, rotary and vane compressors, liquid ring pumps and blowers for various industrial and transportation applications, pumps used in the petroleum and industrial markets, and other fluid transfer equipment serving chemical, petroleum, and food industries. Gardner Denver’s news releases are available by visiting the Investor Relations page on the Company’s website (www.gardnerdenver.com).

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GARDNER DENVER, INC.
CONSOLIDATED STATEMENT OF OPERATIONS
(in thousands, except per share amounts and percentages)

	Three Months Ended
	March 31,
			%
	2005	2004	Change
Revenues	$238,824	$154,428	55
Costs and expenses:
Cost of sales	161,014	104,511	54
Depreciation and amortization	7,282	5,133	42
Selling and administrative	52,424	34,903	50
Interest expense	4,033	2,022	99
Other expense (income), net	(632)	(2,076)	(70)

Total costs and expenses	224,121	144,493	55

Income before income taxes	14,703	9,935	48
Provision for income taxes	4,411	3,378	31

Net income	$10,292	$6,557	57

Basic earnings per share	$0.51	$0.40	28

Diluted earnings per share	$0.50	$0.39	28

Basic weighted average
Number of shares outstanding	20,044	16,352

Diluted weighted average
Number of shares outstanding	20,638	16,753

Shares outstanding as of 3/31	20,106	19,739

GARDNER DENVER, INC.
BUSINESS SEGMENT RESULTS
(in thousands, except percentages)

	Three Months Ended
	March 31,
			%
	2005	2004	Change
Compressor & Vacuum Products
Revenues	$192,726	$122,996	57
Operating earnings	13,432	8,274	62
% of Revenues	7.0%	6.7%
Orders	221,166	139,673	58
Backlog	195,576	77,932	151
Fluid Transfer Products
Revenues	46,098	31,432	47
Operating earnings	4,672	1,607	191
% of Revenues	10.1%	5.1%
Orders	75,398	36,364	107
Backlog	81,300	30,456	167

CONDENSED BALANCE SHEET ITEMS
(in thousands, except percentages)

			%
	3/31/05	12/31/04	Change
Cash and equivalents	$52,697	$64,601	(18)
Receivables, net	160,957	163,927	(2)
Inventories, net	134,357	138,386	(3)
Current assets	368,004	385,522	(5)
Total assets	1,008,348	1,028,609	(2)
Short-term debt and cur. maturities	26,345	32,949	(20)
Accounts payable and accrued liabilities	170,730	206,069	(17)
Current liabilities	197,075	239,018	(18)
Long-term debt, ex. cur. maturities	290,866	280,256	4
Total liabilities	592,897	623,133	(5)
Total stockholders’ equity	415,451	405,476	2